Exhibit (h)(17)

FORM OF

TRANSFER AGENT AGREEMENT

WITH

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.

This Agreement is hereby made as of _____, 2007, by and between Fidelity Investments Institutional Operations Company, Inc. ("FIIOC"), a Massachusetts corporation with its principal offices at 82 Devonshire Street, Boston, Massachusetts, and Fidelity Rutland Square Trust (the "Trust"), a registered, open-end management investment company with its principal offices at 82 Devonshire Street, Boston, Massachusetts.

In consideration of the premises and the mutual promises hereinafter set forth, FIIOC and the Trust hereby agree as follows:

1. Appointments. The Trust hereby appoints and employs FIIOC as agent to provide the services described in this Agreement for the Trust, on behalf of each separate series thereof listed on Schedule A (each a "Portfolio," and collectively the "Portfolios"). FIIOC shall perform the obligations and the services set forth herein in accordance with the terms and conditions hereof. The reference to the Trust, when applicable to one or more Portfolios of the Trust, shall refer to each Portfolio listed on Schedule A.

2. Documents. The Trust has furnished FIIOC copies of the Trust's Declaration of Trust or other organizational document, bylaws (if any), management contracts, custodian contracts, current prospectuses and statements of additional information (each, a "Prospectus"), any other governing documents, and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish promptly to FIIOC a copy of any amendment or supplement to the above-mentioned documents. The Trust shall furnish to FIIOC any additional documents requested by it as necessary for it to perform the services required hereunder.

3. Services to be Performed. FIIOC shall be responsible for performing as agent, as of the date of this Agreement, the services described as follows:

A. FIIOC shall administer and/or perform transfer agent functions for each Portfolio. It shall:

(1) receive for acceptance orders for the purchase of Portfolio shares, and promptly deliver payments received by it and appropriate documentation therefor to each Portfolio's custodian;

(2) pursuant to purchase orders, issue the appropriate number of Portfolio shares and properly register such shares to the appropriate shareholder account;

(3) receive for acceptance, redemption requests and redemption instructions (including redemptions by check transmitted to FIIOC by any duly appointed check processing agent) and process payments for redemption to shareholders in accordance with the terms, conditions and rules governing each shareholder's account as set forth in the applicable Portfolio's Prospectus and each shareholder's account application;

(4) effect transfers of shares by the registered owners thereof upon receipt of appropriate instructions; and

(5) prepare and mail to each Portfolio's shareholders such confirmations and statements of account as may be required under applicable law and as may be reasonably requested by a Portfolio.

B. FIIOC shall act as service agent of each Portfolio in connection with dividend and capital gains distributions by each Portfolio. It shall:

(1) for each Portfolio shareholder who has elected to receive dividends and/or distributions in cash, send payments to such shareholder in accordance with the shareholder's election; and

(2) for each Portfolio shareholder who has elected to receive dividends and/or distributions in shares of the applicable Portfolio or in shares of another mutual fund for which FIIOC serves as transfer agent, credit such shareholder's account(s) for the proper number of shares.

C. In addition to the foregoing services, FIIOC shall, with respect to each Portfolio:

(1) perform all the customary administrative services related to its transfer agent and dividend and distribution disbursing agent functions, including but not limited to:

(a) maintaining all shareholder accounts.

(b) preparing shareholder meeting lists, and supervising, but not paying for, various agents and contractors employed to mail proxy materials and receive and tabulate proxies;

(c) typesetting, printing and mailing shareholder reports and prospectuses to current Portfolio shareholders;

(d) withholding taxes (including withholding for foreign taxes) for shareholders for whom withholdings are required by federal or state regulation and filing all required reports with respect thereto;

(e) preparing, distributing and filing all requisite shareholder tax statements on appropriate forms and responding to inquiries with respect thereto; and

(f) establishing and supervising the operation of bank accounts for the receipt of funds for share purchases and the payment of dividends, distributions and redemption proceeds;

(2) furnish each Portfolio with all necessary reports of Portfolio shares sold in each state in order to permit compliance with the state securities laws; and

(3) as required, respond to shareholder inquiries relating to the status of their accounts, Portfolio performance, distributions, and share price, and furnish shareholders with copies of account histories and make adjustments to shareholder accounts to correct account files.

Operating procedures and standards to be followed for each function may be established from time to time by agreement between the Trust and FIIOC.

4. Record Keeping and Other Information. FIIOC shall create and maintain all records required by all applicable laws, rules and regulations relating to the services to be performed herein, including but not limited to, all applicable records required by Section 31(a) of the Investment Company Act of 1940 ("1940 Act") and the rules thereunder, as the same may be amended from time to time. All records shall be the property of the Trust and shall be available for inspection and use by the Trust at all times. Where applicable, such records shall be maintained by FIIOC for the periods and in the places required by Rule 31a-2 under the 1940 Act.

5. Audits, Inspections and Visits. FIIOC shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, any agent or person designated by the Trust, or any regulatory agency having authority over the Trust. Upon reasonable notice by the Trust, FIIOC shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Trust, any agent or person designated by the Trust, or any regulatory agency having authority over the Trust.

6. Compensation. For the performance of its obligations hereunder, each Portfolio shall pay FIIOC in accordance with the fee arrangements described in Schedule B, attached hereto, as the same may be amended from time to time.

7. Appointment of Agents. FIIOC may, at its expense, at any time or times in its discretion appoint (and may at any time remove) one or more other parties as agent to perform any or all of the services specified hereunder and carry out such provisions of this Agreement as FIIOC may from time to time direct; provided, however, that the appointment of any such agent shall not relieve FIIOC of any of its responsibilities or liabilities hereunder.

8. Use of FIIOC's Name. The Trust shall not use the name of FIIOC in any Prospectus, sales literature or other material relating to the Trust or any Portfolio of the Trust in a manner not consented to by FIIOC prior to use; provided, however, that FIIOC shall approve all uses of its name which merely refer in accurate terms to its appointments, duties or fees hereunder or which are required by the Securities and Exchange Commission ("SEC") or a state securities commission; and further, provided that in no event shall such approval be unreasonably withheld.

9. Use of Trusts' Names. FIIOC shall not use the name of the Trust or any of its Portfolios or any material relating to the Trust or any of its Portfolios on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not consented to by the Trust prior to use; provided, however, that the Trust shall approve all uses of its name or the name of any Portfolio of the Trust which merely refer in accurate terms to the appointment of FIIOC hereunder or which are required by the SEC or a state securities commission; and further, provided that in no event shall such approval be unreasonably withheld.

10. Security. FIIOC represents and warrants that, to the best of its knowledge, the various procedures and systems which FIIOC has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of the Trust's blank checks, certificates, records and other data and FIIOC's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. FIIOC shall review such systems and procedures on a periodic basis and the Trust shall have access to review these systems and procedures.

11. Insurance. FIIOC shall maintain insurance of the types and in the amounts deemed by it to be appropriate and shall notify the Trust should any of its insurance coverage be changed for any reason. Such notification shall include the date of change and the reason or reasons therefor. FIIOC shall notify the Trust of any material claims against FIIOC, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by FIIOC under its insurance coverage. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to the Trust, FIIOC or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

12. Indemnification.

A. Subject to the provisions of Section 17 hereof, the Trust agrees to indemnify and hold FIIOC harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from:

(1) any claim, demand, action or suit brought by any person other than the Trust, including by a shareholder, which names FIIOC and/or the Trust as a party and is not based on and does not result from FIIOC's willful misfeasance, bad faith or negligence or reckless disregard of its duties, and arises out of or in connection with FIIOC's performance hereunder; or

(2) any claim, demand, action or suit (except to the extent contributed to by FIIOC's willful misfeasance, bad faith or negligence or reckless disregard of its duties) which results from the negligence of the Trust, or from FIIOC's acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Trust, or as a result of FIIOC's acting in reliance upon advice reasonably believed by FIIOC to have been given by counsel for the Trust, or as a result of FIIOC's acting in reliance upon any instrument or stock certificate reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.

B. FIIOC shall indemnify and hold the Trust harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person other than FIIOC, which names the Trust and/or FIIOC as a party and is based upon and arises out of FIIOC's willful misfeasance, bad faith or negligence or reckless disregard of its duties in connection with its performance hereunder.

In the event that either party requests the other to indemnify or hold it harmless hereunder, the party requesting indemnification (the "Indemnified Party") shall inform the other party (the "Indemnifying Party") of the relevant facts known to the Indemnified Party concerning the matter in question. The Indemnified Party shall use reasonable care to identify and promptly to notify the Indemnifying Party concerning any matter which presents, or appears likely to present, a claim for indemnification. The Indemnifying Party shall have the election of defending the Indemnified Party against any claim which may be the subject of indemnification or of holding the Indemnified Party harmless hereunder. In the event the Indemnifying Party so elects, it will so notify the Indemnified Party and thereupon the Indemnifying Party shall take over defense of the claim and, if so requested by the Indemnifying Party, the Indemnified Party shall incur no further legal or other expenses related thereto for which it shall be entitled to indemnity or to being held harmless hereunder; provided, however, that nothing herein shall prevent the Indemnified Party from retaining counsel at its own expense to defend any claim. Except with the Indemnifying Party's prior written consent, the Indemnified Party shall in no event confess any claim or make any compromise in any matter in which the Indemnifying Party will be asked to indemnify or hold the Indemnified Party harmless hereunder.

13. Acts of God, etc. FIIOC shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication equipment of common carriers or power supply. In the event of equipment breakdowns beyond its control, FIIOC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions and mitigate their effects but shall have no liability with respect thereto. FIIOC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment.

14. Amendments. FIIOC and the Trust shall regularly consult with each other regarding FIIOC's performance of its obligations and its compensation hereunder. In connection therewith, the Trust shall submit to FIIOC at a reasonable time in advance of filing with the SEC copies of any amended or supplemented registration statements (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such material which would require any change in FIIOC's obligations hereunder shall be subject to FIIOC's approval, which shall not be unreasonably withheld. In the event that a change in such documents or in the procedures contained therein materially increases the cost to FIIOC of performing its obligations hereunder, FIIOC shall be entitled to receive reasonable compensation therefor.

15. Schedules to the Agreement. Any schedule to this Agreement may be amended or deleted, or additional schedules may be included, as deemed necessary from time to time by agreement between the Trust and FIIOC. Deletion of any schedule shall be in accordance with the termination provisions of Section 16 of this Agreement. Each schedule and any amendments thereto shall be dated and signed by the parties to this Agreement.

16. Duration, Termination, etc. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, except by written instrument which shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

This Agreement shall continue in effect with respect to the Trust until ______ , 2009 and indefinitely thereafter for so long as such continuance is approved at least annually by vote of the Trust's Board of Trustees; provided, however, that this Agreement may be terminated at any time with respect to the Trust or any Portfolio of the Trust by six months' written notice given by FIIOC to the Trust or six months' written notice given by the Trust to FIIOC; and provided further that this Agreement may be terminated immediately at any time for cause either by the Trust or by FIIOC in the event that such cause remains unremedied for a reasonable period of time not to exceed ninety (90) days after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Paragraph 12 hereof.

Upon the termination hereof, the applicable Portfolio(s) shall pay to FIIOC such compensation as may be due for the period prior to the date of such termination. In the event that the Trust designates a successor to any of FIIOC's obligations hereunder, FIIOC shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by FIIOC hereunder (including a certified list of the shareholders of each applicable Portfolio of the Trust with name, address, and, if provided, taxpayer identification or Social Security number, and a complete record of the account of each shareholder). To the extent that FIIOC incurs expenses related to a transfer of responsibilities to a successor, FIIOC shall be entitled to be reimbursed for such expenses, including any out-of-pocket expenses reasonably incurred by FIIOC in connection with the transfer.

17. LIABILITY. NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT IS NOT EXECUTED ON BEHALF OF THE TRUSTEES OF THE TRUST AS INDIVIDUALS, AND THE OBLIGATIONS OF THIS AGREEMENT ARE NOT BINDING UPON ANY OF THE TRUSTEES, OFFICERS OR SHAREHOLDERS OF THE TRUST INDIVIDUALLY, BUT ARE BINDING ONLY UPON THE ASSETS AND PROPERTY OF THE TRUST'S PORTFOLIOS. FIIOC AGREES THAT NO SHAREHOLDER, TRUSTEE, OR OFFICER OF THE TRUST MAY BE HELD PERSONALLY LIABLE OR RESPONSIBLE FOR ANY OBLIGATIONS OF THE TRUST ARISING OUT OF THIS AGREEMENT. WITH RESPECT TO ANY OBLIGATIONS OF THE TRUST ON BEHALF OF ITS PORTFOLIOS ARISING OUT OF THIS AGREEMENT, FIIOC SHALL LOOK FOR PAYMENT OR SATISFACTION OF ANY OBLIGATION SOLELY TO THE ASSETS AND PROPERTY OF THE PORTFOLIO TO WHICH SUCH OBLIGATION RELATES AS THOUGH THE TRUST HAD SEPARATELY CONTRACTED WITH FIIOC BY SEPARATE WRITTEN INSTRUMENT WITH RESPECT TO EACH OF ITS PORTFOLIOS.

18. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof. The captions in this Agreement are intended for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

FIDELITY RUTLAND SQUARE TRUST, ON BEHALF OF ITS PORTFOLIOS

By: ________________________________

Name: _____________________________

Title: ______________________________

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.

By: ________________________________

Name: ______________________________

Title: _______________________________

SCHEDULE A

SCHEDULE B